Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER SALES

DALLAS, TX – April 6, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its first quarter ended March 31, 2006 were $187.8 million, up 1% from $185.6 million for the first quarter of 2005.  Comparable store sales decreased 4.5% for the quarter.

“Our first quarter last year included Easter which is in our second quarter this year. Even with this additional pressure on lower sales of seasonal merchandise we expect sound profitability in a two-event quarter,” stated Kathleen Mason, President and Chief Executive Officer.

Based on the first quarter sales results ending March 31, 2006, the Company currently expects diluted earnings per share in the first quarter to be approximately $0.16, which includes approximately $0.01 per diluted share of stock option compensation expense that the Company began recording with the adoption of FAS 123 (R), Share Based Payment, on January 1, 2006. Diluted earnings per share last year were $0.16 for the quarter ending March 31, 2005, which includes the $0.06 per share cumulative adjustment in the first quarter of 2005 related to lease accounting matters. On a pro-forma basis, diluted earnings per share for the quarter ending March 31, 2006 would be approximately $0.17 compared to diluted earnings per share of $0.22 at March 31, 2005.  Please see the attached table for a reconciliation.

Tuesday Morning Corporation management will review first quarter financial results in a teleconference call on April 25, 2006 at 10:00 a.m. Eastern Time. The Company will release first quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 734 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “ can,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share (See Note)

	For the three months ended,
	3/31/06 Estimate	3/31/05 Actual

Net income per share, diluted, as reported	$0.16	$0.16

Add: GAAP rent, net of tax	—	0.06

Adjusted net income per share, diluted	0.16	0.22

Plus: Stock option expense, net of tax	0.01	—

Adjusted pro-forma net income per share, diluted	$0.17	$0.22

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Pro-forma net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The GAAP rent adjustment represents a one-time, non-cash cumulative adjustment to record GAAP rent in the first quarter of 2005 to properly reflect pre-opening or build-out periods of our stores prior to January 1, 2005.  This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006.  This accounting standard requires all share- based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period.  The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for these items in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because the GAAP rent adjustment is a one-time adjustment, it is not indicative of operating performance for the applicable period, nor should it be used in developing trend analysis for future periods.  Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.